Exhibit 99.1

News

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ESTÉE LAUDER COMPANIES THIRD QUARTER EARNINGS DOUBLE;

DRIVEN BY 10% SALES GROWTH AND STRATEGIC SAVINGS INITIATIVES

New York, NY, April 27, 2010 - The Estée Lauder Companies Inc. (NYSE: EL) today reported financial results for the fiscal third quarter ended March 31, 2010 that were sharply higher than the prior-year period.

For the third quarter, the Company had net sales of $1.86 billion, a 10% increase compared with $1.70 billion reported in the prior-year period.  Excluding the impact of foreign currency translation, net sales increased 5% from a year ago.  The Company reported net earnings for the quarter of $57.5 million, compared with $27.2 million last year.  Diluted net earnings per common share rose to $.28 compared with $.14 reported in the prior year.  All mention of net earnings in the body of this press release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2010 third quarter results included returns and charges associated with restructuring activities of $16.5 million ($11.4 million after tax), equal to $.06 per diluted common share.  Excluding these returns and charges, net sales for the three months ended March 31, 2010 were $1.86 billion and net earnings increased to $68.9 million.  Diluted net earnings per share rose to $.34 versus a comparable $.16 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this press release.

The Company posted across-the-board sales gains in its geographic regions and major product categories.  Strong sales growth came from the Company’s international businesses, particularly, travel retail and Asia/Pacific.  There were also sales gains in the Americas.  These results reflect solid increases from higher-margin product launches and the positive effect of foreign currency translation.

During the quarter, the Company continued to make progress on its strategic goals with significant improvements in cost of sales, reflecting a favorable product mix and the positive impact of SKU reductions.  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the

Company realized savings of approximately $104 million during the quarter.  Further, the Company’s turnaround brands are successfully refocusing and repositioning themselves, collectively generating improved results for the third quarter and first nine months of fiscal 2010, compared with the prior-year periods.  The wholesale distribution business of Prescriptives brand products ceased on January 31, 2010.  The Company has directed consumers to similar products at other Estée Lauder Companies’ brands and plans to leverage the assets, formulas and trademarks of Prescriptives within the Company.

Fabrizio Freda, President and Chief Executive Officer, said, “Our performance in the past quarter continued to be of high quality, reflecting strong top-line growth, particularly from our international businesses, a streamlined cost structure and improved inventory management.  Not to be overlooked is our strong balance sheet and a significant increase in our cash flow.

“Our success is driven by a well-executed strategy and we are very pleased with our accomplishments over the past nine months.  The progress we’ve made illustrates our ability to move the Company forward and create value.  We are a growth company, with a sharp focus on increasing our top line where we can produce the highest returns, while, at the same time, remaining vigilant in our cost savings and financial discipline, with the goal of increased and sustainable profitability.”

Mr. Freda added, “During the quarter, we increased investment spending behind more targeted advertising, merchandising and sampling to enhance competitiveness and accelerate momentum.   For the balance of the fiscal year, we plan to continue these investments well above the prior-year period.”

All product categories and geographic regions benefited from Company-wide efforts to eliminate non-value adding costs, as well as significant improvement in cost of sales from favorable product mix and enhanced inventory management, resulting in substantial improvements in their operating income.

Results by Product Category

	Three Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; Dollars in millions)	2010	2009	Reported Basis	Local Currency	2010	2009	Reported Basis

Skin Care	$819.8	$709.0	15.6%	10.3%	$100.0	$61.2	63.4%
Makeup	710.8	694.5	2.3	(1.6)	58.7	63.7	(7.8)
Fragrance	222.8	187.7	18.7	12.6	(17.5)	(45.0)	61.1
Hair Care	96.1	90.6	6.1	3.4	2.7	(3.3)	100.0 +
Other	12.7	14.7	(13.6)	(16.3)	(1.1)	(0.1)	(100.0)+
Subtotal	1,862.2	1,696.5	9.8	5.1	142.8	76.5	86.7
Returns and charges associated with restructuring activities	(2.2)	—			(16.5)	(6.2)
Total	$1,860.0	$1,696.5	9.6%	5.0%	$126.3	$70.3	79.7%

Skin Care

•                  The skin care category is a strategic priority for the Company.  In local currency, and on a reported basis, skin care net sales in Asia/Pacific and Europe, the Middle East & Africa grew double digits, while the Americas had a mid single-digit gain.

•                  The Company gained share in this category during the quarter in certain countries in stores where its products are sold.

•                  Across each region, the Estée Lauder brand had strong sales from the recent launch of Advanced Night Repair Synchronized Recovery Complex, the introduction of Hydrationist Maximum Moisture Creme and Lotion, as well as the Re-Nutriv line of products.  Higher sales were also generated from Clinique’s new Even Better Clinical Dark Spot Corrector and Youth Surge Night Age Decelerating Night Moisturizer, as well as from existing products in its 3-Step Skin Care System.  The Regenerating Serum, a new product from La Mer, as well as other successful products from La Mer, also contributed incremental sales.  These sales gains were partially offset by lower sales from other existing products.

•                  Operating income increased, primarily reflecting improved results driven by net sales from higher-margin product launches.  These improvements were partially offset by planned increases in advertising, merchandising and sampling to further build sales momentum.

Makeup

•                  In local currency and on a reported basis, makeup net sales increased strong double digits in Asia/Pacific.  Local currency sales in Europe, the Middle East & Africa were lower, while reported sales increased, reflecting favorable foreign currency translation.  Sales in the Americas declined, primarily reflecting lower sales of Prescriptives products due to the exit from the global wholesale distribution of the brand.

•                  The majority of the sales increase came from the makeup artist brands, driven primarily by their international businesses.  On a reported basis, net sales also increased in certain of the Company’s heritage brands, primarily due to an improved international performance.

•                  The higher makeup sales also reflected increases across a broad range of products, such as the recent launches of Acne Solutions Liquid Makeup from Clinique and Resilience Lift Extreme Radiant Lifting Makeup by Estée Lauder.

•                  Partially offsetting these increases were lower sales of Prescriptives products.

•                  During the current-year quarter, the Company undertook an initiative to identify certain underperforming stock keeping units for the purposes of evaluating their relevance to its long-term perfumery strategy in the Europe, Middle East & Africa region.  Based on this evaluation, the Company decided to discontinue certain of these products in perfumeries and recorded a charge of approximately $27 million to reflect the anticipated returns of makeup products from participating retailers, subject to the Company’s approval.

•                  Operating income decreased, primarily reflecting the charge described above.  This charge was partially offset by improvements at the Company’s makeup artist brands and certain heritage brands.

Fragrance

•                  The double-digit net sales increase in fragrance was largely due to the international launch of Pure DKNY, the recent launch of DKNY Delicious Candy Apples and the domestic introduction of Coach Signature.  Higher sales of DKNY Be Delicious Fresh Blossom and increased sales of certain designer fragrances through self-select outlets also contributed to the category’s growth.

•                  Lower sales were reported for other fragrances, including, DKNY Men, which was up against its launch in the prior year, and I Am King Sean John.

•                  The Company’s priority in this category was profitability improvement.  Fragrance operating loss improved, primarily reflecting increased net sales from higher-margin products, partially offset by an increase in support spending behind specific launches.

Hair Care

•                  Increased net sales of certain styling and hair color products and expanded international distribution at Aveda, were partially offset by a soft salon retail environment in North America.

•                  Hair care operating results increased over 100%, reflecting the higher net sales, savings generated from cost containment initiatives and the closing of certain underperforming retail stores in prior periods.

Results by Geographic Region

	Three Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; Dollars in millions)	2010	2009	Reported Basis	Local Currency	2010	2009	Reported Basis

The Americas	$829.1	$804.4	3.1%	1.9%	$26.3	$13.3	97.7%
Europe, the Middle East & Africa	662.0	583.5	13.5	6.7	77.3	28.0	100.0 +
Asia/Pacific	371.1	308.6	20.3	10.4	39.2	35.2	11.4
Subtotal	1,862.2	1,696.5	9.8	5.1	142.8	76.5	86.7
Returns and charges associated with restructuring activities	(2.2)	—			(16.5)	(6.2)
Total	$1,860.0	$1,696.5	9.6%	5.0%	$126.3	$70.3	79.7%

The Americas

•                  Net sales increased for the quarter, with gains in the skin care, fragrance and hair care product categories being partially offset by declines in makeup.

•                  Strong sales growth was generated in Canada and Latin America, which were positively impacted by the weaker U.S. dollar.

•                  In the United States, sales increased modestly.  Among the Company’s heritage brands, results were mixed, with the largest gains posted by the Company’s designer fragrance business mostly offset by lower sales of Prescriptives products due to the brand’s exit from wholesale distribution.

•                  Sales of the Company’s products online increased double digits, while results in other alternative channels were mixed.

•                  During the quarter, excluding the Prescriptives brand, the Company’s share increased slightly in the U.S. prestige department store channel.

•                  Ongoing challenges faced by certain of the Company’s department store customers in the U.S. may continue to affect net sales for the short and medium term.

•                  Operating income in the Americas increased 98%, due to improved results from certain heritage brands and the hair care brands in the United States, as well as from turnaround brands.  The region also benefited from the favorable comparison to the prior-year period which was adversely affected by manufacturing overhead costs that were not expected to be recovered, along with a charge related to the liquidation of a retail customer.  These improvements were partially offset by charges incurred in connection with the transition of the Company’s subsidiary in Venezuela to highly inflationary accounting and the subsequent devaluation of the bolivar.

Europe, the Middle East & Africa

•                  The Company’s travel retail business generated significant net sales and profit growth during the quarter, resulting from successful product launches, increased distribution and cost containment.  This business reflects an improvement in global airline passenger traffic compared with the significant traffic slowdown experienced in the prior-year period.

•                  In constant currency, double-digit sales growth was recorded in a number of countries, with the largest gains coming in Russia and the Middle East.  These gains were partially offset by sales declines in the Balkans, France and Benelux.

•                  The Company estimates that it gained share in certain countries in its distribution in this region during the quarter.

•                  Despite the net sales growth, parts of the region continued to be affected by weak economic conditions and further, yet more limited and selected, retailer destocking.

•                  As previously mentioned, during the current quarter, the Company undertook an initiative to identify certain underperforming stock keeping units and recorded a charge of approximately $31 million in the region to reflect the anticipated returns of products from participating perfumery retailers.

•                  Operating income increased significantly, with the strongest improvements in the travel retail business, the United Kingdom, the Middle East, Russia and Spain.  The improvement in operating income also reflected a favorable comparison to the prior-year period when the Company recorded a charge for the impairment of certain intangible assets.  In addition, as mentioned above, the Company recorded a charge related to the discontinuation of certain stock keeping units.

Asia/Pacific

•                  This region generated solid local currency sales growth, with most countries posting increases.  The strongest gains were generated in China, Hong Kong, Korea and Taiwan.  Sales declines occurred in Japan and Australia.

•                  Sales in this region grew double digits in each major product category.

•                  The Company estimates that for the quarter it gained share in the Asia region within its points of distribution.

•                  Operating income in the region rose, led by Hong Kong, Japan, Malaysia and Thailand.  These improvements were partially offset by lower results in Australia, China and Korea.  We have continued incremental investment spending in China to support our business in this emerging market.

Nine-Month Results

•                  For the nine months ended March 31, 2010, the Company reported net sales of $5.96 billion, a 6% increase from $5.64 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 4%.  On a reported basis, as well as in constant currency, net sales growth in Asia/Pacific and Europe, the Middle East & Africa, more than offset slightly lower sales in the Americas.  Net sales grew in the Company’s skin care, makeup and hair care categories, which more than offset declines in fragrance.

•                  During the nine months, the Company recorded charges for the impairment of goodwill and other intangible assets that negatively impacted the operating results of the skin care and hair care product categories, as well as the Americas and Europe, the Middle East & Africa regions.

•                  The Company reported net earnings, including returns and charges associated with restructuring activities, of $454.4 million for the current nine months, compared with $236.3 million in the same period last year.  Diluted net earnings per common share for the nine months ended March 31, 2010 increased 90% to $2.27, compared with $1.19 reported in the same prior-year period.

•                  The fiscal 2010 nine month results included returns and charges associated with restructuring activities of $59.1 million ($39.1 million after tax), equal to $.20 per diluted common share.  Excluding these returns and charges, net sales for the nine months ended March 31, 2010 were $5.97 billion, net earnings increased to $493.5 million and diluted net earnings per share rose to $2.47.

Cash Flows

•      For the nine months ended March 31, 2010, net cash flows provided by operating activities increased significantly to $798.2 million, compared with $306.7 million in the prior-year period.

•      The improvement primarily reflected higher net earnings and the timing and level of tax payments.  The increase also reflected favorable net changes in certain working capital components, partially offset by the prior-year impact of significant inventory reductions as well as higher accounts receivable balances, due to increased sales.

•                  Operating cash flow was utilized primarily for dividends, capital investments and the repurchase of shares of the Company’s Class A Common Stock.

•                  In the third quarter, the Company built inventory totaling $35 million in advance of the April 2010 rollout of SAP to its North America manufacturing facilities.  While the Company continues to focus on inventory management, days of inventory at March 31, 2010, which reflects the additional inventory build, were slightly higher compared to the prior year.

•                  The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its currently planned business operations on both a near-term and long-term basis.

Outlook for Fiscal 2010 Full Year

During the balance of the fiscal year, the Company expects to increase investment spending well above the prior-year period to enhance competitiveness, build momentum and drive growth.  The

Company also plans incremental spending to build capabilities in the areas of digital applications, regional research and development and consumer insights.

The Company separately announced today that it has commenced a cash tender offer for up to $200.0 million aggregate principal amount of Senior Notes due in 2012 and 2013.  Assuming the maximum amount of each series is tendered, the Company would expect to incur in its fourth quarter, a pre-tax charge to earnings in the range of $26 million to $30 million ($17 million to $19 million after tax), equal to between $.08 and $.10 per diluted common share.   The tender offer is expected to result in pre-tax net interest savings in fiscal 2011 of approximately $10 million to $11 million.  The Company has the option to extend or amend the tender offer at any time.

•      Net sales are forecasted to grow between 4% and 5% in constant currency.

•      Foreign currency translation is expected to benefit sales by approximately 2% versus the prior year.

•      The Company projects diluted net earnings per share, including charges associated with restructuring activities and the impact of the early extinguishment of debt, to be between $2.26 and $2.47.

•      The Company expects to take returns and charges associated with restructuring activities in fiscal 2010 of between $60 million and $90 million, equal to approximately $.20 to $.29 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•      Diluted net earnings per share before charges associated with restructuring activities and the impact of the early extinguishment of debt are projected to be between $2.65 and $2.75.

•      On a product category basis, in constant currency, sales in skin care and makeup are expected to grow, hair care is forecasted to be unchanged versus the prior year and fragrance is estimated to decline slightly.

•      Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa.  Sales in the Americas are expected to be unchanged versus the prior year.

•      In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company now expects to realize savings of between $300 million and $330 million during fiscal 2010.

•      The timing and predictability of when charges may be recorded will likely vary by quarter.  As restructuring and other special charges decisions are reached, the Company may communicate such decisions through 8-K amendments filed with the SEC.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2010 Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)     increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)     the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)     consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)     destocking and tighter working capital management by retailers;

(5)     the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)     shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)     social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)     changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)     foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)   changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)   shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)   real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)   changes in product mix to products which are less profitable;

(14)   the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates;

(15)   the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)   consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)   the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)   additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 140 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La

Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Coach and Ojon.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31		Percent	Nine Months Ended March 31		Percent
	2010	2009	Change	2010	2009	Change

Net Sales (A)	$1,860.0	$1,696.5	9.6%	$5,955.7	$5,641.0	5.6%
Cost of Sales (A)	444.6	446.4		1,415.1	1,454.5
Gross Profit	1,415.4	1,250.1	13.2%	4,540.6	4,186.5	8.5%

Gross Margin	76.1%	73.7%		76.2%	74.2%

Operating expenses:
Selling, general and administrative	1,276.6	1,159.0		3,708.7	3,732.2
Restructuring and other special charges (A)	12.5	6.2		40.0	6.6
Goodwill impairment (B)	—	—		16.6	—
Impairment of intangible assets (B)	—	14.6		29.0	14.6
	1,289.1	1,179.8	9.3%	3,794.3	3,753.4	1.1%
Operating Expense Margin	69.3%	69.6%		63.7%	66.5%

Operating Income	126.3	70.3	79.7%	746.3	433.1	72.3%

Operating Income Margin	6.8%	4.1%		12.5%	7.7%

Interest expense, net	18.2	20.6		57.7	55.5
Earnings before Income Taxes	108.1	49.7	100.0 +%	688.6	377.6	82.4%

Provision for income taxes	50.2	21.4		231.2	138.4
Net Earnings	57.9	28.3	100.0 +%	457.4	239.2	91.2%

Net earnings attributable to noncontrolling interests	(0.4)	(1.1)		(3.0)	(2.9)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$57.5	$27.2	100.0 +%	$454.4	$236.3	92.3%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.29	$.14	100.0 +%	$2.30	$1.20	91.2%
Diluted	.28	.14	100.0 +%	2.27	1.19	90.0%

Weighted average common shares outstanding:
Basic	198.0	196.7		197.4	196.2
Diluted	201.8	197.2		200.1	197.8

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other special charges over the next few fiscal years totaling between $350 million and $450 million before taxes.  The Program includes organizational resizing and regional realignments which principally reflects the reduction of the workforce by approximately 2,000 employees.

During the nine months ended March 31, 2010, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, exit unprofitable operations and outsource certain services.  For the three and nine months ended March 31, 2010, aggregate restructuring charges of $10.4 million and $31.0 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other special charges in connection with the implementation of the Program for the three and nine months ended March 31, 2010 of $2.1 million and $9.0 million, respectively, related to consulting, other professional services, and accelerated depreciation.  For the three months ended March 31, 2010, the Company recorded $2.2 million reflecting anticipated sales returns and the write-off of inventory associated with exiting unprofitable operations of $1.8 million.  For the nine months ended March 31, 2010, the Company recorded $13.3 million, reflecting anticipated sales returns (less a related cost of sales of $2.2 million) and a write-off of inventory associated with exiting unprofitable operations of $8.0 million.

Total charges associated with restructuring activities included in operating income for the three and nine months ended March 31, 2010, were $16.5 million and $59.1 million, respectively.

(B) During the second quarter of fiscal 2010, the Ojon reporting unit altered and delayed certain components of its future expansion plans, resulting in revisions to its internal forecasts.  The Company concluded that these changes in circumstances in the Ojon reporting unit triggered the need for an interim impairment review of its goodwill and trademark.  Additionally, these changes in circumstances were also an indicator that the carrying amount of the customer list may not be recoverable.  The Company performed an interim impairment test for the trademark and a recoverability test for the customer list as of December 31, 2009 on this reporting unit.  The Company concluded that the carrying value of the Ojon trademark and customer list exceeded their estimated fair values and, as a result, the Company recognized impairment charges of $6.0 million for the trademark and $17.2 million for the customer list, at the exchange rate in effect at that time.  The Company also completed an interim impairment test for goodwill and recorded a goodwill impairment charge related to the Ojon reporting unit of $16.6 million at the exchange rate in effect at that time.  These impairment charges were reflected in the hair care and skin care product categories and in the Americas region.

During the second quarter of fiscal 2010, the Darphin reporting unit identified issues related to the planned streamlining of its distribution process, resulting in revisions to its internal forecasts.  The Company concluded that these changes in circumstances in the Darphin reporting unit triggered the need for an interim impairment test of its trademark and goodwill.  The Company determined that the trademark was impaired and therefore, recorded an impairment charge of $5.8 million in the skin care product category and in the Europe, the Middle East & Africa region.

During the third quarter of fiscal 2009, the Company performed an interim impairment test for goodwill and trademarks as of March 31, 2009 on Darphin.  The Company concluded that the carrying value of the Darphin trademark exceeded its estimated fair value and as a result recognized an impairment charge of $12.3 million at the exchange rate at March 31, 2009.

During the third quarter of fiscal 2009, the Company reviewed its other intangible assets for events or changes in circumstances that indicate the carrying amount of such assets may not be recoverable.  Pursuant to this review, the Company identified a fragrance license agreement intangible asset which was tested for impairment based upon a history of operating losses in excess of projections and revisions in internal forecasts.  The Company determined that the intangible asset was impaired and therefore recorded an asset impairment charge of $2.3 million.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities and the early extinguishment of debt.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

Reconciliation of Certain Consolidated Statements of Earnings Accounts

Before and After Returns and Charges Associated With Restructuring Activities

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009				% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$1,860.0	$2.2	$1,862.2	$1,696.5	$0.0	$1,696.5	9.8%
Cost of Sales	444.6	(1.8)	442.8	446.4	0.0	446.4

Gross Profit	1,415.4	4.0	1,419.4	1,250.1	0.0	1,250.1	13.5%
Gross Margin	76.1%		76.2%	73.7%		73.7%

Operating expenses	1,289.1	(12.5)	1,276.6	1,179.8	(6.2)	1,173.6	8.8%

Operating Expense Margin	69.3%		68.5%	69.6%		69.2%

Operating Income	126.3	16.5	142.8	70.3	6.2	76.5	86.7%
Operating Income Margin	6.8%		7.7%	4.1%		4.5%

Provision for income taxes	50.2	5.1	55.3	21.4	2.0	23.4
Net Earnings Attributable to The Estée Lauder Companies Inc.	57.5	11.4	68.9	27.2	4.2	31.4	100.0 +%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.28	.06	.34	.14	.02	.16	100.0 +%

	Nine Months Ended March 31, 2010		Nine Months Ended March 31, 2009				% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$5,955.7	$13.3	$5,969.0	$5,641.0	$0.0	$5,641.0	5.8%
Cost of Sales	1,415.1	(5.8)	1,409.3	1,454.5	0.0	1,454.5

Gross Profit	4,540.6	19.1	4,559.7	4,186.5	0.0	4,186.5	8.9%
Gross Margin	76.2%		76.4%	74.2%		74.2%

Operating expenses	3,794.3	(40.0)	3,754.3	3,753.4	(6.6)	3,746.8	0.2%

Operating Expense Margin	63.7%		62.9%	66.5%		66.4%

Operating Income	746.3	59.1	805.4	433.1	6.6	439.7	83.2%
Operating Income Margin	12.5%		13.5%	7.7%		7.8%

Provision for income taxes	231.2	20.0	251.2	138.4	2.1	140.5
Net Earnings Attributable to The Estée Lauder Companies Inc.	454.4	39.1	493.5	236.3	4.5	240.8	100.0 +%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.27	.20	2.47	1.19	.02	1.21	100.0 +%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended March 31		Percent Change		Nine Months Ended March 31		Percent Change
	2010	2009	Reported Basis	Local Currency	2010	2009	Reported Basis	Local Currency
NET SALES
By Region:
The Americas	$829.1	$804.4	3.1%	1.9%	$2,638.3	$2,647.2	(0.3)%	(0.8)%
Europe, the Middle East & Africa	662.0	583.5	13.5	6.7	2,159.4	1,987.3	8.7	6.4
Asia/Pacific	371.1	308.6	20.3	10.4	1,171.3	1,006.5	16.4	10.5
Subtotal	1,862.2	1,696.5	9.8	5.1	5,969.0	5,641.0	5.8	3.8
Returns associated with restructuring activities	(2.2)	—			(13.3)	—
Total	$1,860.0	$1,696.5	9.6%	5.0%	$5,955.7	$5,641.0	5.6%	3.5%

By Product Category:
Skin Care	$819.8	$709.0	15.6%	10.3%	$2,455.9	$2,198.2	11.7%	9.1%
Makeup	710.8	694.5	2.3	(1.6)	2,244.4	2,165.7	3.6	1.8
Fragrance	222.8	187.7	18.7	12.6	917.8	930.5	(1.4)	(3.0)
Hair Care	96.1	90.6	6.1	3.4	304.0	297.9	2.0	1.0
Other	12.7	14.7	(13.6)	(16.3)	46.9	48.7	(3.7)	(5.1)
Subtotal	1,862.2	1,696.5	9.8	5.1	5,969.0	5,641.0	5.8	3.8
Returns associated with restructuring activities	(2.2)	—			(13.3)	—
Total	$1,860.0	$1,696.5	9.6%	5.0%	$5,955.7	$5,641.0	5.6%	3.5%

OPERATING INCOME (LOSS)

By Region:
The Americas	$26.3	$13.3	97.7%		$193.1	$124.2	55.5%
Europe, the Middle East & Africa	77.3	28.0	100.0 +		401.0	165.2	100.0 +
Asia/Pacific	39.2	35.2	11.4		211.3	150.3	40.6
Subtotal	142.8	76.5	86.7		805.4	439.7	83.2
Charges associated with restructuring activities	(16.5)	(6.2)			(59.1)	(6.6)
Total	$126.3	$70.3	79.7%		$746.3	$433.1	72.3%

By Product Category:
Skin Care	$100.0	$61.2	63.4%		$414.2	$241.6	71.4%
Makeup	58.7	63.7	(7.8)		334.2	226.3	47.7
Fragrance	(17.5)	(45.0)	61.1		60.0	(37.0)	100.0 +
Hair Care	2.7	(3.3)	100.0 +		(7.8)	10.1	(100.0)+
Other	(1.1)	(0.1)	(100.0)+		4.8	(1.3)	100.0 +
Subtotal	142.8	76.5	86.7		805.4	439.7	83.2
Charges associated with restructuring activities	(16.5)	(6.2)			(59.1)	(6.6)
Total	$126.3	$70.3	79.7%		$746.3	$433.1	72.3%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	March 31 2010	June 30 2009	March 31 2009
ASSETS
Current Assets
Cash and cash equivalents	$1,381.2	$864.5	$640.6
Accounts receivable, net	978.8	853.3	1,031.6
Inventory and promotional merchandise, net	784.5	795.0	820.3
Prepaid expenses and other current assets	397.9	399.7	403.5
Total Current Assets	3,542.4	2,912.5	2,896.0

Property, Plant and Equipment, net	1,012.5	1,026.7	1,010.1
Other Assets	1,239.1	1,237.4	1,212.7
Total Assets	$5,794.0	$5,176.6	$5,118.8

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt	$21.7	$33.8	$140.7
Accounts payable	355.0	329.8	276.4
Other current liabilities	1,270.6	1,095.6	1,025.4
Total Current Liabilities	1,647.3	1,459.2	1,442.5

Noncurrent Liabilities
Long-term debt	1,395.9	1,387.6	1,403.3
Other noncurrent liabilities	650.6	665.8	596.1
Total Noncurrent Liabilities	2,046.5	2,053.4	1,999.4

Total Equity	2,100.2	1,664.0	1,676.9
Total Liabilities and Equity	$5,794.0	$5,176.6	$5,118.8

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Nine Months Ended March 31
	2010	2009
Cash Flows from Operating Activities
Net earnings	$457.4	$239.2
Depreciation and amortization	196.8	191.8
Deferred income taxes	(28.7)	(15.9)
Goodwill and intangible asset impairments	45.6	14.6
Other items	57.5	50.5
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(132.5)	(113.0)
Decrease in inventory and promotional merchandise, net	4.0	76.6
Increase in other assets, net	(18.9)	(69.5)
Increase (decrease) in accounts payable and other liabilities	217.0	(67.6)
Net cash flows provided by operating activities	$798.2	$306.7

Capital expenditures	161.4	215.9
Payments to acquire treasury stock	147.7	62.6
Dividends paid	109.1	108.4

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